EXHIBIT 5

Emergent BioSolutions Inc.
400 Professional Drive, Suite 400
 Gaithersburg, MD 20879
February 27, 2017

Ladies and Gentlemen:

I am Vice President, Associate General Counsel and Assistant Corporate Secretary of Emergent BioSolutions Inc., a Delaware corporation (the "Company"). This opinion is being rendered solely in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") being filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 3,750,000 shares of the Company's common stock, $0.001 par value per share (the "Shares"), which may be issued pursuant to the Fourth Amended and Restated Emergent BioSolutions Inc. 2006 Stock Incentive Plan (the "Stock Incentive Plan").

This opinion is being delivered pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth herein, I or attorneys under my supervision (with whom I have consulted) have examined the Stock Incentive Plan and the Registration Statement (including the exhibits thereto) and originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I or attorneys under my supervision (with whom I have consulted) have deemed necessary or appropriate as a basis for the opinion set forth below.

In my examination, I or attorneys under my supervision (with whom I have consulted) have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion that I or attorneys under my supervision (with whom I have consulted) did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Based upon and subject to the foregoing, I am of the opinion that the issuance of the Shares reserved for issuance under the Stock Incentive Plan have been duly authorized and that the Shares, when issued and delivered in accordance with the terms of the Stock Incentive Plan, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to me under the caption "Interests of Named Experts and Counsel" in the Registration Statement. By giving this consent, I do not admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term "expert" as used in the Securities Act or the rules and regulations of the Commission issued thereunder.

Sincerely,

/s/ Eric Burt

Eric Burt
Vice President, Associate General Counsel and Assistant Corporate Secretary